Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces Third Quarter 2008 Financial Results

HATBORO, Pa., November 10, 2008 — InfoLogix, Inc. (Nasdaq: IFLG), a leading technology provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries, today announced financial results for the third quarter ended September 30, 2008.

Revenues for the quarter ended September 30, 2008 were $23.8 million, compared to $20.5 million for the same period of 2007, an increase of $3.3 million or 16.1%.  The increase in revenue is primarily the result of integration of acquisitions completed during the past 18 months, including Delta Health Systems, Aware Interweave, and Healthcare Informatics Associates.  As a result of these acquisitions, professional services revenue increased to $8.5 million, or 36% of revenue during the quarter, up from $2.8 million or 13.7% of revenue last year, an increase of over 200%.

Gross profit for the quarter ended September 30, 2008 was $6.2 million, or 26.1%, compared to $5.5 million or 26.7% for the same period of 2007.  The decrease in gross margins was due to lower margin attainment across infrastructure and hardware product sales and lower margins on first-time sales to a new international business partner. These decreases in gross margin were partially offset by increased gross margins in our professional services.

Selling expenses were $3.0 million for the quarter ended September 30, 2008, compared to $2.5 million in the third quarter 2007, an increase of $0.5 million or 20%, due to the expansion of sales staff in late 2007. General and administrative expenses were $5.2 million, compared with $3.6 million for the same period of 2007, an increase of $1.6 million, or 44.4%. Selling, general and administrative expenses increased as the result of higher salaries, travel, and depreciation expenses resulting from building an internal infrastructure to support a growing customer base and the increases associated with administrative expenses assumed from prior acquisitions.

InfoLogix reported a net loss of $2.5 million, or $0.10 per basic and diluted share, for the three months ended September 30, 2008 compared with a net loss of $466,000, or $0.02 per basic and diluted share for the same period of 2007.

David T. Gulian, President and Chief Executive Officer of InfoLogix, said “We remain optimistic about our business for the long-term, and our mission to provide healthcare and commercial organizations with mobility technology solutions that impact efficiency and effectiveness. During the third quarter we saw certain clients delay projects into the fourth quarter and early part of 2009, resulting in lower-than expected revenues and margins, but we are not changing our overall growth outlook and business roadmap.  We believe that these revenue delays are temporary in nature, and that we remain on track to achieve our revenue guidance of $100 million for 2008, however, we do not expect to reach profitability in 2008.”

Gulian continued, “InfoLogix continues to be well positioned for growth.  Compliance mandates and projects that drive real return on investment are priorities in the markets we serve, and our professional services offerings support these priorities.  In addition, we saw a dramatic pickup in quoting activity for radio frequency identification projects in the healthcare market during the third quarter, as well as our launch of the first mobile wireless application running on SAP NetWeaver Mobile for the healthcare industry in North America, which we believe positions us for growth in the near term.”

Mr. Gulian concluded: “We believe our acquisition of higher-margin software and professional services businesses over the past 18 months will deliver significant value for stockholders.  Today, InfoLogix is one of the few providers of enterprise mobility solutions for companies that wish to make the most of mobile computing solutions to improve productivity and reduce costs.  We believe that powerful case studies in the healthcare services, manufacturing, and logistics markets demonstrate that InfoLogix solutions deliver realizable return on investment and real results for customers.  Combined with our significant intellectual property portfolio in the mobile computing space, we are positioned to capitalize on one of the most significant growth opportunities in business today.”

The following summarizes key balance sheet accounts at September 30, 2008:

($ millions)	September 30, 2008	December 31, 2007
Total assets	$57.7	$48.7
Cash and cash equivalents	$7.0	$6.1
Total liabilities	$41.9	$30.2
Stockholders’ equity	$16.4	$18.5

Conference Call and Webcast

Management will host a conference call with the investment community on November 11, 2008 at 9:00 a.m. Eastern time. Interested parties may participate in the conference call by dialing 1-877-856-1964 or 1-719-325-4793 for international callers. When prompted, ask for the “InfoLogix Q3 2008 Earnings Release.” The teleconference will be webcast simultaneously on the InfoLogix website at www.infologix.com under Investors: Event Calendar. The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologix.com.

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

INFOLOGIX, INC.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$23,824	$20,455	$73,958	$55,442
Cost of revenues	17,614	14,992	54,255	40,984
Gross profit	6,210	5,463	19,703	14,458
Selling, general and adminstrative expenses	8,186	6,160	23,562	17,535
Operating loss	(1,976)	(697)	(3,859)	(3,077)
Interest expense	(587)	(206)	(1,246)	(516)
Interest income	43	108	122	400
Loss before income tax benefit	(2,520)	(795)	(4,983)	(3,193)
Income tax benefit	—	329	930	1,259
Net loss	$(2,520)	$(466)	$(4,053)	$(1,934)
Loss per share - basic and diluted	$(0.10)	$(0.02)	$(0.16)	$(0.08)
Weighted average shares outstanding - basic and diluted	25,477,308	24,152,217	25,196,578	23,930,389

Investor Contacts:

Gregory FCA

Joseph Crivelli

Senior Vice President

610-228-2100

InfoLogix, Inc.

John A. Roberts

Chief Financial Officer

215-604-0691

Media Contact:

Gregory FCA

Kristy DelMuto

Associate Vice President

(610) 228-2118